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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


              Date of Report (Date of earliest event reported):
                               March 5, 1996


                      MATTHEWS INTERNATIONAL CORPORATION
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            (Exact name of registrant as specified in its charter)


        Pennsylvania              0-9115 and 0-24494        25-0644320
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(State or other jurisdiction         (Commission           (IRS Employer
      of incorporation)             File Numbers)        Identification No.)


     Two NorthShore Center, Pittsburgh, Pennsylvania           15212
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        (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:       (412) 442-8200
                                                          --------------

























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ITEM 5.  OTHER EVENTS.

On March 5, 1996, Matthews International Corporation ("Matthews") signed an agreement and plan of merger to acquire the stock of Industrial Equipment and Engineering Company ("IEEC"), for 213,861 shares of Matthews class A common stock and $3,600,000 cash. The agreement provides that a wholly-owned subsidiary of Matthews will, on the closing date, merge with IEEC and its related real estate holding corporation. The Matthews subsidiary will be the surviving corporation. In addition, on the closing date, Matthews' wholly-owned subsidiary will execute employment agreements with the two shareholders of IEEC pursuant to which performance-based incentive compensation would be payable to such shareholders if the cumulative pre-tax earnings of the merged business for the five-year period beginning April 1, 1996 exceeds $8 million, which amount is significantly greater than recent years profit levels.

A closing of the transaction, subject to normal due diligence review, is expected to occur prior to March 31, 1996.

IEEC, headquartered in Orlando, Florida, is the leading North American manufacturer of cremation equipment and also a supplier of related cremation products. The business was started in 1946 and was purchased by the current shareowners, P. Rahill and K. Robinson, in 1984. IEEC sales were approximately $7.5 million for the year ended December 31, 1995 and consisted of about 70% in equipment, 15% in field repairs, and the remainder in cremation supply products. IEEC serves over 2,000 accounts worldwide.

The merger with IEEC is expected to provide Matthews with the opportunity to further participate in the increasing cremation trend and expand its range of products and services to the death care industry.









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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           MATTHEWS INTERNATIONAL CORPORATION
                                                      (Registrant)


                                        By          James L. Parker
                                           ----------------------------------
                                             James L. Parker
                                             Senior Vice President,
                                             General Counsel and Secretary




Date:  March 11, 1996